Exhibit 99.1

RadiSys Announces Fourth Quarter and Annual 2008 Results

  Q4 Revenue of $88.7 million
  Q4 Operating Cash Flow of $11.6 million, Ending Cash & Cash Equivalents of $74 million
  Q4 Gross Margin 28.5%, Non-GAAP Gross Margin 31.6%, up 5 points year-over-year
  2008 Revenue of $372.6 million, up 15% year-over-year with over $100 million of Next-Generation Communications Revenue
  2008 Operating Cash Flow of $34.9 million
  2008 Gross Margin 25.8%, Non-GAAP Gross Margin 29.9%, up 2.8 points year-over year

HILLSBORO, Ore.--(BUSINESS WIRE)--February 3, 2009--RadiSys® Corporation (NASDAQ: RSYS), a leading global provider of advanced embedded solutions, today announced revenues of $88.7 million for the quarter ended December 31, 2008, down 11% versus the same quarter last year. The Company had a GAAP net loss of $56.6 million or $2.47 per share in the fourth quarter, versus a net loss of $2.4 million or $0.11 per share in the same quarter last year. GAAP results included a non-cash pre-tax goodwill impairment charge of $67.3 million that was triggered by the Company’s lower stock price in the fourth quarter. Fourth quarter non-GAAP net income was $2.9 million or $0.12 per diluted share, versus $4.6 million or $0.18 per diluted share in the same quarter last year. Non-GAAP results mainly exclude the impact of the goodwill impairment charge, amortization of acquired intangible assets and stock-based compensation expense.

The Company’s 2008 annual revenues were $372.6 million, up 15% from $325.2 million in the prior year. The Company’s 2008 GAAP net loss was $66.0 million or $2.92 per share, which included the non-cash goodwill impairment charge. This compares to a net loss of $17.6 million or $0.80 per share in the prior year. Non-GAAP net income was $12.5 million or $0.49 per diluted share in 2008, versus $8.2 million or $0.34 per diluted share in the prior year.

Commenting on the fourth quarter and full year results, Scott Grout, RadiSys President and CEO stated, “I am pleased that we delivered better than expected revenues and non-GAAP earnings in the fourth quarter with notable strength in our Media Server business. In 2008, we made meaningful progress on a number of our core strategies and grew our overall next-generation communications revenues to over $100 million for the year. Our strategic focus is to provide more complete and valuable solutions to our customers. Our progress on this strategy, combined with continuing improvements in operational execution, allowed us to increase our gross margin rate every quarter in 2008. Our expanded gross margin along with reductions in spending throughout 2008 allowed us to meaningfully increase our full year Non-GAAP operating income over 2007. Finally, we generated operating cash flow of over $11 million in the fourth quarter, over $34 million in the year, and we ended the year with $74 million of cash and cash equivalents.”

Fourth Quarter Financial Highlights

  Revenue was higher than the Company’s expectations at $88.7 million and was down 11% from the prior year. Revenues were down due to lower wireless demand as well as a sequential decrease in ATCA revenues attributable to revenue recognized in the third quarter for shipments in prior quarters. Media server revenues also reached another record high for the Company in the fourth quarter.
  GAAP gross margin was 28.5%, up 7.2 percentage points year-over-year. Non-GAAP gross margin was 31.6%, up 5 percentage points year-over-year, mainly due to a greater mix of next-generation higher margin products as well as improved manufacturing costs.
  Total GAAP R&D and SG&A expenses were $23.9 million, down from $24.9 million in the same quarter last year and $24.7 million in the prior quarter. Non-GAAP R&D and SG&A expenses were $21.9 million versus $22.7 million in the same quarter last year and $22.5 million in the prior quarter.
  GAAP operating loss was $66.5 million, which included the goodwill impairment charge of $67.3 million. Non-GAAP operating income was $6.1 million or 6.9% of revenues, which equates to 3.2 percentage points of improvement versus $3.7 million or 3.7% of revenues in the same quarter last year.
  Cash flow from operating activities was $11.6 million versus $14.0 million in the same quarter last year. Cash and cash equivalents were $74.0 million at the end of fourth quarter.
  In November, the Company repurchased all $37.5 million of its 1-3/8% Convertible Senior Notes at par. Also in the quarter, the Company repurchased $5.0 million in aggregate principal amount of its 2-3/4% 2013 Convertible Senior Notes for $3.1 million, leaving $50 million outstanding due in 2013.
  The Company entered into a contract with UBS Bank USA (UBS) that requires the bank to repurchase, at par, the Company’s $62.7 million of student loan Auction Rate Securities (ARS’s) no later than June 30, 2010. As part of the agreement, the Company received a no net interest loan from UBS for approximately $40 million, which represents 75% of the market value of the Company’s ARS’s held by UBS.
  In the third quarter, the Company borrowed $20 million on a $30 million line of credit with Silicon Valley Bank (SVB) as a precautionary measure. In the fourth quarter, the Company repaid the $20 million to SVB with a portion of the $40 million of proceeds received from the no net interest loan from UBS.

2008 Annual Financial Highlights

  2008 revenue was $372.6 million, up $47.4 million or 15% over the prior year. 2008 next-generation communication revenue, consisting of ATCA and media server products, was over $100 million for the full year compared to $90 million that was previously expected and $36 million in the prior year.
  GAAP gross margin was 25.8%, up 3.7 percentage points over the prior year. Non-GAAP gross margin was 29.9%, up 2.8 percentage points year-over-year, mainly due to a greater mix of next-generation higher margin products as well as improved manufacturing costs.
  Cash flow from operating activities was $34.9 million for the year, up 75% from $20.0 million in the prior year.

Fourth Quarter New Product Highlights

  The Company won new ATCA business in applications such as network testing, optical networking, network security, router co-processors and next-generation radio network controllers. In the quarter, the Company was awarded a new ATCA integrated platform program in China.
  One of the Company’s new ATCA platform customers achieved carrier approval to deploy their wireless networking product in volume. As of November, the end customer’s product had hosted over five million calls using the RadiSys ATCA platform.

  RadiSys hosted, along with its ecosystem partners, the industry’s first fully online ATCA virtual tradeshow with presentations, panels and exhibitor booths that provided real-time insight from ATCA experts in the industry. Over a thousand qualified registrants signed up for the tradeshow.
  In the Media Server product family, the Company won new business with ZTE Corporation, one of the major telecommunications equipment suppliers in China, for a unified communications application. The application produces an integrated solution for color ring back tones and is currently deployed and generating revenues for leading service providers in China. Integrating the Company’s media servers with ZTE’s Unified Service Platform has created a versatile infrastructure for VoIP, video, and IMS applications.
  Commercial product wins in the quarter included several medical imaging applications, including an award from a top medical equipment provider in China. Other Commercial awards included military communication and data collection applications.
  The Procelerant RMS420 image processing server began shipping in production volumes in the fourth quarter to two “Tier 1” medical imaging customers.

First Quarter 2009 Outlook

The following statements are based on current expectations as of the date of this press release. These statements are forward-looking and actual results may differ materially. Given the ongoing global economic downturn, the Company’s estimates are subject to a higher level of uncertainty than usual. The Company assumes no obligation to update these forward-looking statements.

  Q1 revenue is expected to be between $73 and $79 million as a result of lower wireless revenues and softness in the Company’s Commercial markets.
  Q1 GAAP gross margin percentage is expected to be up sequentially by around 70 basis points due to lower intangible amortization expenses. Q1 non-GAAP gross margin percentage is expected to be similar to the fourth quarter’s rate at the midpoint of the guidance range.
  Total Q1 GAAP and Non-GAAP R&D and SG&A expenses are expected to be down by approximately $0.5 million sequentially at the midpoint of the guidance range.
  Q1 GAAP results are expected to be between a net loss of $0.10 and $0.03 per share. Q1 non-GAAP EPS is expected to be between $0.05 and $0.11. These amounts exclude any possible tax benefit related to the pending exchange rate that will be used to value the Company’s Canadian dollar denominated deferred tax assets in the first quarter.

In closing, Scott Grout stated, “I am very pleased with our strategic and financial progress in 2008. We meaningfully grew our higher value product revenues, added a number of new customers and extended our market presence. From a financial perspective, we expanded our gross margin rate, generated meaningful operating cash flow and ended the year with a strong balance sheet. Although the current economic environment has resulted in increased uncertainty and projected softening in customer demand, we intend to focus on our core strategies while, at the same time, closely monitoring our expenses to continue to generate free cash flow and maintain our strong balance sheet.”

Conference Call and Web-cast Information

RadiSys will host a conference call on Tuesday, February 3, 2009 at 5:00 p.m. ET to discuss the fourth quarter and annual 2008 results, and to review the financial and business outlook for the first quarter of 2009.

To participate in the live conference call, dial (888) 333-0027 in the U.S. and Canada or (706) 634-4990 for all other countries and reference conference ID#80390525. The live conference call will also be available via webcast on the RadiSys investor relations website at http://investor.radisys.com/.

A replay of the conference call will be available two hours after the call is complete until 11:59 p.m. ET on Tuesday, February 17, 2009. To access the replay, dial (800) 642-1687 in the U.S. and Canada or (706) 645-9291 for all other countries with conference ID# 80390525. A replay of the webcast will be available for an extended period of time on the RadiSys investor relations website at http://investor.radisys.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the Company’s business strategy, outlook and guidance for the first quarter of 2009. Actual results could differ materially from the outlook, guidance and expectations in these forward-looking statements as a result of a number of risk factors, including, among others, (a) the Company’s dependence on certain customers and high degree of customer concentration (b) the anticipated amount and timing of revenues from design wins due to the Company’s customers’ product development time, cancellations or delays, (c) the current economic uncertainty and turmoil within the global financial markets, (d) the impact of failed auctions for auction rate securities held by the Company until such securities are repurchased by UBS in June 2010, and (e) the factors listed in RadiSys’ reports filed with the Securities and Exchange Commission (SEC), including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2007, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company at 503-615-1100 or from the Company’s investor relations web site at http://investor.radisys.com/ . Although forward-looking statements help provide additional information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of February 3, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP), the Company's earnings release contains non-GAAP financial measures that exclude certain expenses, gains and losses, such as the effects of (a) a goodwill impairment charge, (b) acquisition-related expenses, amortization of acquired intangible assets, amortization of deferred compensation, integration expenses and purchase accounting adjustments, (c) stock-based compensation expense recognized as a result of the Company’s adoption of FAS 123R, (d) restructuring charges (reversals), and (e) a gain related to the sale of a building /land. The Company believes that the use of non-GAAP financial measures provides useful information to investors to gain an overall understanding of its current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that the Company believes are not indicative of its core operating results. In addition, non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring the Company's performance, and the Company believes that it is providing investors with financial measures that most closely align to its internal measurement processes. These non-GAAP measures are considered to be reflective of the Company’s core operating results as they more closely reflect the essential revenue-generating activities of the Company and direct operating expenses (resulting in cash expenditures) needed to perform these revenue-generating activities. The Company also believes, based on feedback provided to the Company during its earnings calls' Q&A sessions and discussions with the investment community, that the non-GAAP financial measures it provides are necessary to allow the investment community to construct their valuation models to better align its results and projections with its competitors and market sector, as there is significant variability and unpredictability across companies with respect to certain expenses, gains and losses. Accordingly, management excludes goodwill impairment charges, amortization of acquired intangible assets primarily related to the Convedia and Intel MCPD acquisitions, stock-based compensation expense and significant and non-recurring charges and gains.

The non-GAAP financial information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures.

A reconciliation of non-GAAP information to GAAP information is included in the tables below. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

About RadiSys

RadiSys (NASDAQ: RSYS) is a leading provider of advanced embedded solutions for the communications networking and commercial systems markets. Through intimate customer collaboration and combining innovative technologies and industry leading architecture, RadiSys helps original equipment manufacturers, systems integrators and solution providers bring better products to market faster and more economically. RadiSys products include embedded boards, application enabling platforms and turn-key systems, which are used in today's complex computing, processing and network intensive applications. For more information, visit http://www.radisys.com, write to info@radisys.com, or call 800-950-0044 or 503-615-1100. Editors seeking more information may contact Lyn Pangares at RadiSys Corporation at 503-615-1220 or lyn.pangares@radisys.com

RadiSys®, Convedia®, Promentum® and Procelerant® are registered trademarks of RadiSys Corporation. All other trademarks are property of their respective owners.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$88,667	$99,219	$372,584	$325,232
Cost of sales:
Cost of sales	60,909	73,044	262,100	238,392
Amortization of purchased technology	2,495	5,003	14,401	15,002
Total cost of sales	63,404	78,047	276,501	253,394
Gross margin	25,263	21,172	96,083	71,838
Research and development	11,732	12,158	49,325	46,242
Selling, general, and administrative	12,122	12,728	50,837	47,874
Goodwill impairment charge	67,256	-	67,256	-
Intangible assets amortization	647	1,304	4,554	4,428
Restructuring and other charges	-	27	575	1,418
Loss from operations	(66,494)	(5,045)	(76,464)	(28,124)
Interest expense	(768)	(399)	(2,701)	(1,678)
Interest income	504	1,459	3,059	6,405
Other income (expense), net	594	(18)	629	(169)
Loss before income taxes	(66,164)	(4,003)	(75,477)	(23,566)
Income tax benefit	(9,572)	(1,613)	(9,527)	(6,014)
Net loss	($56,592)	($2,390)	($65,950)	($17,552)
Net loss per share:
Basic	($2.47)	($0.11)	($2.92)	($0.80)
Diluted (I), (II)	($2.47)	($0.11)	($2.92)	($0.80)
Weighted average shares outstanding:
Basic	22,882	22,107	22,552	21,883
Diluted (I), (II)	22,882	22,107	22,552	21,883

(I) For the three and twelve months ended December 31, 2007, options amounting to 3.3 million shares were excluded from the calculation as the Company was in a loss position. For the three and twelve months ended December 31, 2008, options amounting to 3.8 million shares were excluded from the calculation as the Company was in a loss position.

(II) For the three and twelve months ended December 31, 2007 and 2008, as-if converted shares associated with the 2023 convertible senior notes were excluded from the calculation as the affect would have been anti-dilutive. For the three and twelve months ended December 31, 2007, the total number of as-if converted shares associated with the 2023 convertible senior notes was 4.2 million. For the three and twelve months ended December 31, 2008, the total combined number of as-if converted shares associated with the 2023 convertible senior notes was 800,000 and 1.9 million shares, respectively. For the three and twelve months ended December 31, 2008, as-if converted shares associated with the 2013 convertible senior notes were excluded from the calculation as the affect would have been anti-dilutive. For the three and twelve months ended December 31, 2008, the total combined number of as-if converted shares associated with the 2013 convertible senior notes was 4.0 million and 3.7 million shares, respectively.

CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
	2008	2007 (I)
ASSETS
Current assets:
Cash and cash equivalents	$73,980	$50,522
Short-term investments	—	72,750
Accounts receivable, net	45,551	70,548
Other receivables	1,090	2,678
Inventories, net	29,450	23,101
Other current assets	4,268	5,299
Deferred tax assets, net	10,297	6,489
Total current assets	164,636	231,387

Property and equipment, net	11,556	11,233
Goodwill	—	67,644
Intangible assets, net	19,804	38,779
Long-term investments, net	51,213	—
Settlement right (UBS)	11,071
Long-term deferred tax assets, net	45,864	40,078
Other assets	4,882	3,987
Total assets	$309,026	$393,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,123	$49,675
Accrued wages and bonuses	11,253	8,101
Deferred income	2,274	5,308
2023 convertible senior notes, net	—	97,548
Line of credit	39,535
Other accrued liabilities	11,384	8,915
Total current liabilities	98,569	169,547
Long-term liabilities:
2013 convertible senior notes, net	50,000	—
Other long-term liabilities	2,989	3,585
Total long-term liabilities	52,989	3,585
Total liabilities	151,558	173,132
Shareholders’ equity :
Preferred stock — $.01 par value, 5,664 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 23,033 and 22,312 shares issued and outstanding at December 31, 2008 and December 31, 2007	231,236	226,873
Accumulated deficit	(77,235)	(11,285)
Accumulated other comprehensive income:
Cumulative translation adjustments	4,326	4,388
Unrealized loss on hedge instruments	(859)	—
Total accumulated other comprehensive income	3,467	4,388
Total shareholders’ equity	157,468	219,976
Total liabilities and shareholders’ equity	$309,026	$393,108

(I) Certain reclassifications have been made to amounts in prior years to conform to current year presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net loss	($56,592)	($2,390)	($65,950)	($17,552)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,725	8,000	25,259	27,245
Inventory valuation allowance	848	1,401	3,720	6,580
Goodwill impairment charges	67,256	-	67,256	-
Gain from ARS settlement right	(11,071)	-	(11,071)	-
Loss from impairment of ARS	11,512	-	11,512	-
Deferred income taxes	(9,293)	(1,384)	(9,223)	(6,360)
Net gain on early extinguishment of debt	(806)	(148)	(843)	(148)
Stock-based compensation expense	2,190	2,456	9,616	9,881
Provisions for allowance for doubtful accounts	2	-	172	-
Other	(88)	232	443	350
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,648	(10,268)	24,932	(27,958)
Other receivables	905	(374)	1,588	1,104
Inventories	1,053	1,878	(10,069)	5,502
Other current assets	(795)	3,969	1,282	5,540
Accounts payable	(3,759)	6,747	(15,586)	9,956
Accrued wages and bonuses	2,569	2,175	3,177	2,048
Deferred income	(830)	2,146	(3,124)	3,760
Other accrued liabilities	157	(452)	1,764	23
Net cash provided by operating activities	11,631	13,988	34,855	19,971
Cash flows from investing activities:
Proceeds from held to maturity investments	-	10,000	-	10,000
Proceeds from the sale of auction rate securities	-	4,500	10,025	54,600
Purchase of auction rate securities	-	(7,250)	-	(25,100)
Capital expenditures	(1,373)	(1,898)	(6,324)	(5,657)
Acquisition of MCPD	-	-	-	(32,032)
Proceeds from the sale of property and equipment	-	-	-	3,032
Other	582	(56)	302	(162)
Net cash (used in) provided by investing activities	(791)	5,296	4,003	4,681
Cash flows from financing activities:
Financing costs	-	(272)	(2,539)	(272)
Extinguishment of convertible subordinated notes				(2,416)
Proceeds from issuance of 2013 convertible senior notes	-	-	55,000	-
Repurchase of 2023 convertible senior notes	(37,503)	-	(98,419)	-
Repurchase of 2013 convertible senior notes	(3,125)		(3,125)
Purchase of capped call	-	-	(10,154)	-
Payments on capital lease obligation	(49)	-	(150)	-
Net settlement of restricted shares	(32)	(58)	(422)	(359)
Payments on line of credit	(20,000)		(20,000)
Borrowings on line of credit	39,535	-	59,535	-
Proceeds from issuance of common stock	1,012	1,216	5,175	4,830
Net cash provided by (used in) financing activities	(20,162)	886	(15,099)	1,783

Effect of exchange rate changes on cash	(374)	107	(301)	353
Net increase (decrease) in cash and cash equivalents	(9,696)	20,277	23,458	26,788
Cash and cash equivalents, beginning of period	83,676	30,245	50,522	23,734
Cash and cash equivalents, end of period	$73,980	$50,522	$73,980	$50,522
Supplemental non-cash disclosures:
Capital lease obligation	$155	—	$155	—

REVENUE BY GEOGRAPHY
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
North America	$34,063	$28,573	$121,134	$105,879
Europe	28,414	40,375	137,940	132,054
Asia Pacific	26,190	30,271	113,510	87,299
Total	$88,667	$99,219	$372,584	$325,232

North America	38.4%	28.8%	32.5%	32.6%
Europe	32.0%	40.8%	37.0%	40.6%
Asia Pacific	29.6%	30.4%	30.5%	26.8%
Total	100.0%	100.0%	100.0%	100.0%

REVENUE BY MARKET
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Wireless	$29,947	$46,958	$147,054	$141,646
IP Networking & Messaging	15,858	13,296	54,701	68,679
Other Communications Networking	23,259	18,897	90,853	36,902
Total Communications Networking	69,064	79,151	292,608	247,227
Medical	7,698	6,779	29,606	32,168
Other Commercial	11,905	13,289	50,370	45,837
Total Commercial	19,603	20,068	79,976	78,005
Total Company	$88,667	$99,219	$372,584	$325,232

Wireless	33.8%	47.3%	39.5%	43.6%
IP Networking & Messaging	17.9%	13.4%	14.7%	21.1%
Other Communications Networking	26.2%	19.1%	24.3%	11.3%
Total Communications Networking	77.9%	79.8%	78.5%	76.0%
Medical	8.7%	6.8%	7.9%	9.9%
Other Commercial	13.4%	13.4%	13.6%	14.1%
Total Commercial	22.1%	20.2%	21.5%	24.0%
Total Company	100.0%	100.0%	100.0%	100.0%

RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
GROSS MARGIN:
GAAP gross margin	$25,263	$21,172	$96,083	$71,838
(a) Amortization of acquired intangible assets (I)	2,495	5,003	14,401	15,002
(b) Amortization of deferred compensation	-	-	-	67
(d) Purchase accounting adjustments	-	-	-	250
(e) Stock-based compensation	262	244	1,030	971
Total Non-GAAP adjustments	2,757	5,247	15,431	16,290
Non-GAAP gross margin	$28,020	$26,419	$111,514	$88,128
RESEARCH AND DEVELOPMENT:
GAAP research and development	$11,732	$12,158	$49,325	$46,242
(b) Amortization of deferred compensation	-	-	-	(426)
(e) Stock-based compensation	(659)	(763)	(3,002)	(2,793)
Total Non-GAAP adjustments	(659)	(763)	(3,002)	(3,219)
Non-GAAP research and development	$11,073	$11,395	$46,323	$43,023
SELLING, GENERAL AND ADMINISTRATIVE:
GAAP selling, general and administrative	$12,122	$12,728	$50,837	$47,874
(b) Amortization of deferred compensation	-	-	-	(757)
(c) Integration expenses	-	-	-	(377)
(d) Purchase accounting adjustments	-	-	-	(269)
(e) Stock-based compensation	(1,269)	(1,449)	(5,584)	(6,117)
(f) Gain on sale of building	-	-	-	212
Total Non-GAAP adjustments	(1,269)	(1,449)	(5,584)	(7,308)
Non-GAAP selling, general and administrative	$10,853	$11,279	$45,253	$40,566
INCOME (LOSS) FROM OPERATIONS:
GAAP loss from operations	($66,494)	($5,045)	($76,464)	($28,124)
(a) Amortization of acquired intangible assets (I)	3,142	6,307	18,955	19,430
(b) Amortization of deferred compensation	-	-	-	1,250
(c) Integration expenses	-	-	-	377
(d) Purchase accounting adjustments	-	-	-	519
(e) Stock-based compensation	2,190	2,456	9,616	9,881
(f) Restructuring and other charges	-	-	575	1,391
(g) Gain on sale of building	-	-	-	(212)
(h) Goodwill impairment	67,256	-	67,256	-
Total Non-GAAP adjustments	72,588	8,763	96,402	32,636
Non-GAAP income from operations	$6,094	$3,718	$19,938	$4,512
NET INCOME (LOSS):
GAAP net loss	($56,592)	($2,390)	($65,950)	($17,552)
(a) Amortization of acquired intangible assets (I)	3,142	6,307	18,955	19,430
(b) Amortization of deferred compensation	-	-	-	1,250
(c) Integration expenses	-	-	-	377
(d) Purchase accounting adjustments	-	-	-	519
(e) Stock-based compensation	2,190	2,456	9,616	9,881
(f) Restructuring and other charges	-	-	575	1,391
(g) Gain on sale of building / land	-	-	-	(212)
(h) Goodwill impairment	67,256	-	67,256	-
(i) Income tax effect of reconciling items	(13,106)	(1,770)	(17,997)	(6,877)
Total Non-GAAP adjustments	59,482	6,993	78,405	25,759
Non-GAAP net income	$2,890	$4,603	$12,455	$8,207
GAAP weighted average shares (diluted)	22,882	22,107	22,552	21,883
Non-GAAP adjustment	5,279	5,016	6,096	4,964
Non-GAAP weighted average shares (diluted) (II)	28,161	27,123	28,648	26,847
GAAP net loss per share (diluted)	($2.47)	($0.11)	($2.92)	($0.80)
Non-GAAP adjustments detailed above	$2.59	$0.29	$3.41	$1.15
Non-GAAP net income per share (diluted) (II)	$0.12	$0.18	$0.49	$0.34

(I) Amortization of acquired intangible assets excluded from non-GAAP results includes Convedia, Intel MCPD, and Microware amortization. Microware amortization expense was previously included in non-GAAP results. Prior periods have been adjusted to reflect the current period presentation.

(II) For the three and twelve months ended December 31, 2007, dilutive equity awards amounting to 658,000 and 647,000 shares, respectively, were included in the calculation. For the three and twelve months ended December 31, 2008, dilutive equity awards amounting to 496,000 and 546,000 shares, respectively, were included in the calculation.

For the three and twelve months ended December 31, 2007, the number of diluted weighted average shares outstanding calculation includes 4.2 million shares underlying our 2023 convertible senior notes; as a result, the diluted earnings per share calculation excludes the interest expense, net of tax benefit, which amounted to $251,000 and $1.0 million for the three and twelve months ended December 31, 2007. For the three and twelve months ended December 31, 2008, the number of diluted weighted average shares outstanding calculation includes 4.8 million and 5.5 million underlying our 2023 and 2013 convertible senior notes; as a result, the diluted earnings per share calculation excludes the interest expense, net of tax benefit, which amounted to $354,000 and $1.6 million for the three and twelve months ended December 31, 2008.

RECONCILIATION OF GAAP TO NON-GAAP LINE ITEMS AS A PERCENT OF REVENUE
AND EFFECTIVE TAX RATE FOR THE QUARTER ENDED DECEMBER 31, 2008
(Unaudited)

	Gross Margin	R&D	SG&A	Income from Ops	Income before tax	Effective Tax Rate

GAAP	28.5%	13.2%	13.7%	-76.9%	-74.6%	14.5%
(a) Amortization of acquired intangible assets	2.8	—	—	5.4	3.5	1.7
(e) Stock-based compensation	0.3	(0.7)	(1.4)	2.5	2.5	1.3
(h) Goodwill impairment	—	—	—	75.9	75.9	37.5
Non-GAAP	31.6%	12.5%	12.3%	6.9%	7.3%	55.0%

The Company excludes the following expenses, reversals, gains and losses from its non-GAAP financial measures, when applicable:

(a) Amortization of acquired intangible assets: Amortization of acquisition-related intangible assets primarily relate to core and existing technologies, patents, trade name and customer relationships that were acquired with the acquisition of Convedia and MCPD. The Company excludes the amortization of acquisition-related intangible assets because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business. In addition, in accordance with GAAP, the Company generally recognizes expenses for internally-developed intangible assets as they are incurred, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, the Company generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, the Company believes it is useful to provide, as a supplement to its GAAP operating results, non-GAAP financial measures that exclude the amortization of acquired intangibles in order to enhance the period-over-period comparison of its operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(b) Amortization of deferred compensation: Deferred compensation expense consists of amortized expenses related to 25% of the purchase price per share less the exercise price of Convedia stock options to be paid to Convedia employees still employed by RadiSys after one year of service. The Company excludes the amortization of deferred compensation expense because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business.

(c) Integration expenses: Integration expenses consist of expenses related to the integration effort between the Company and Convedia. The Company excludes integration expenses because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business.

(d) Purchase accounting adjustments: Purchase accounting adjustments consist of adjustments for fair value accounting treatment of Convedia assets. These adjustments relate to the write-down of deferred revenue to the cost to complete the revenue earnings process. The Company excludes the purchase accounting adjustments because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business.

(e) Stock-based compensation: Stock-based compensation consists of expenses recorded under SFAS 123(R), "Share-Based Payment," in connection with stock awards such as stock options, restricted stock awards and restricted stock units granted under the Company's equity incentive plans and shares issued pursuant to the Company's employee stock purchase plan. The Company excludes stock-based compensation from non-GAAP financial measures because it is a non-cash measurement that does not reflect the Company's ongoing business and because the Company believes that investors want to understand the impact on the Company of the adoption of SFAS 123(R); the Company believes that the provision of non-GAAP information that excludes stock-based compensation improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(f) Restructuring and other charges (reversals): Restructuring and other charges primarily relate to activities engaged in by the Company’s management to simplify its infrastructure. Restructuring and other charges are excluded from non-GAAP financial measures because they are not considered core operating activities and the occurrence of such costs are infrequent. Although the Company has engaged in various restructuring activities over the past several years, each has been a discrete, extraordinary event based on a unique set of business objectives. The Company does not engage in restructuring activities on a regular basis or in the ordinary course of business. As such, the Company believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures, as it enhances the ability of investors to compare the Company’s period-over-period operating results.

(g) Other special items: This amount arises from the sale of a building in the second quarter of 2007. The Company excludes special items, such as this, because the transaction does not reflect the Company’s ongoing business and does not have a direct correlation to the operation of the Company’s business.

(h) Goodwill impairment: The goodwill impairment charge relates to a write down of balances associated with previous acquisitions. The Company excludes the goodwill impairment charge because it is unusual in nature and does not reflect the operation of the Company's ongoing business. Additionally, its exclusion enhances the ability of investors to compare the Company’s period-over-period operating results.

(i) Income taxes: Income tax benefit associated with non-GAAP adjustments.

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE
(In millions, except per share amounts, unaudited)

	Three Months Ended
	March 31, 2009
	Low End	High End
GAAP net income (loss) (assumes tax rate of 25%)	($2.2)	($0.7)
Amortization of acquired intangible assets	2.3	2.3
Stock-based compensation	2.2	2.2
Income tax effect of reconciling items	(1.1)	(1.0)
Total adjustments	$3.4	$3.5
Non-GAAP net income (assumes tax rate of 20%)	$1.2	$2.8

GAAP weighted average shares (diluted) (I)	23,000	23,000
Non-GAAP adjustment	500	4,337
Non-GAAP weighted average shares (diluted) (II)	23,500	27,337

GAAP net income (loss) per share (diluted) (I)	($0.10)	($0.03)
Non-GAAP adjustments detailed above	0.15	0.14
Non-GAAP net income per share (diluted) (II)	$0.05	$0.11

(I) The effects of the 2013 convertible senior notes were excluded in the the computation of diluted earnings per share as the effect would be anti-dilutive.

(II) The high end non-GAAP diluted weighted average shares outstanding includes the effects of the shares underlying the 2013 convertible senior notes, and as a result the diluted earnings per share calculation excludes the interest expense for the converts, net of tax. Total net interest expense added back to net income amounts to $291 thousand.

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
GROSS MARGIN PERCENTAGE OF REVENUE
(unaudited)

	Estimates at the midpoint of the guidance range for the Quarter Ended March 31, 2009

GAAP	29.1%
Stock-based compensation	0.4%
Intangible amortization	2.1%
Non-GAAP	31.6%

RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
RESEARCH AND DEVELOPMENT EXPENSE AND
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
(In millions, unaudited)

	Estimates at the midpoint of the guidance range for the Quarter Ended March 31, 2009
	R&D	SG&A
GAAP	$11.3	$12.0
Stock-based compensation	(0.7)	(1.2)
Non-GAAP	$10.6	$10.8

CONTACT:
RadiSys Corporation
Brian Bronson, 1-503-615-1281
Chief Financial Officer
brian.bronson@radisys.com
or
Holly Stephens, 1-503-615-1321
Finance and Investor Relations Manager
holly.stephens@radisys.com